Exhibit 99.1

      Kodak Has 1st-Quarter Reported Net Income of 10 Cents Per Share; EPS from Continuing Operations, Excluding Non-Operational Items, Totals 26 Cents

    ROCHESTER, N.Y.--(BUSINESS WIRE)--April 21, 2004--Eastman Kodak Company today said first-quarter reported net income totaled 10 cents per share and revenue increased 11%, led by increased demand across the company's portfolio of digital products and services, and favorable foreign exchange.
    Kodak's net income for the quarter included income from discontinued operations of 4 cents per share and reported net income from continuing operations of 6 cents per share. Excluding the impact of previously announced focused cost reductions and other non-operational items, earnings from continuing operations were 26 cents per share. The operational earnings also include a tax benefit totaling 11 cents per share, offset in part by an inventory adjustment related to the acquisition of Scitex Digital Printing (Kodak Versamark) totaling 3 cents per share. Operational earnings excluding these two items were 18 cents per share, a 64% increase from the year-ago quarter. The company's operational earnings guidance for the quarter was approximately 14 cents per share, which included earnings from discontinued operations of 2 cents per share.
    For the first quarter of 2004:

    -- Sales totaled $2.919 billion, an increase of 11% from $2.640 billion in the first quarter of 2003. Excluding foreign exchange, sales increased 5%.

    -- The company reported net income of $28 million, or 10 cents per share, compared with reported net income of $12 million, or 4 cents per share, in the first quarter of 2003. The net income from discontinued operations of 4 cents per share in the first quarter of 2004 primarily reflects income from the company's Remote Sensing Systems operation, which Kodak has agreed to sell to ITT Industries Inc.

    -- Earnings from continuing operations, excluding the impact of focused cost reductions and other non-operational items, were $74 million, or 26 cents per share. The non-operational items include a charge of 18 cents per share related to the previously announced focused cost reductions and a charge of 2 cents per share for purchased in-process R&D. In the first quarter of 2003, earnings from continuing operations, excluding restructuring and other non-operational items, were $31 million, or 11 cents per share.

    "The first-quarter results provide more evidence that Kodak is delivering on its growth strategy," said Kodak Chairman and Chief Executive Officer Daniel A. Carp. "Sales have increased consistent with our plan for two consecutive quarters as we strengthen our position worldwide in both our digital and traditional businesses. In fact, our digital revenue increased 44% while traditional revenue declined just 2% -- both better than our expectations. The companies we have acquired since the beginning of 2003 are performing on, or ahead of, plan. At the same time, we are continuing our push to reduce cost throughout the organization, which will help us generate sufficient cash flow this year to reduce debt while funding our strategic objectives."
    Other first-quarter 2004 details from continuing operations:

    -- For the quarter, operating cash flow excluding acquisitions was a negative $140 million, a decrease of $117 million from the first quarter of 2003. The decline in cash flow reflects a smaller decrease in receivables in the first quarter of 2004 relative to the decrease in the same period a year ago, driven by stronger sales late in the first quarter of 2004. (Kodak defines operating cash flow excluding acquisitions as net cash provided by continuing operations, as determined under Generally Accepted Accounting Principles in the U.S. (U.S.
        GAAP), plus proceeds from the sale of assets minus capital expenditures, investments in unconsolidated affiliates and dividends.)

    -- Debt decreased $282 million from the year-end level to $2.966 billion, consistent with the company's goal of reducing debt, and the debt-to-capital ratio decreased to 48.0% from 49.9% at the end of 2003. The company held $510 million in cash on its balance sheet at the end of the quarter, down from $1.25 billion at the end of 2003, primarily reflecting completed acquisitions and debt reduction.

    -- Gross Profit on an operational basis declined to 28.6%, down from the year-ago level of 30.9%, in line with the company's expectations.

    -- Selling, General and Administrative expenses on an operational basis were 18.9% of sales, down from 20.7% in the year-ago quarter.

    "Based on expectations for the balance of the year, we have raised by $100 million this year's target for operating cash flow excluding acquisitions," said Robert Brust, Kodak's Chief Financial Officer. "Excluding the impact of the sale of the Remote Sensing Systems business, we now expect operating cash flow excluding acquisitions in 2004 to range from $585 million to $715 million, compared with the earlier forecast of $485 million to $615 million. We also have increased our debt-reduction estimate for this year. We now expect to pay down debt by as much as $800 million, compared with the previous estimate of $600 million."
    Separately, to better align the dividend declaration date with the payment date in July, the board of directors this year and henceforth will address the declaration of the July dividend at its May meeting.
    The segment results from continuing operations for the first quarter of 2004 are as follows:

    -- Digital & Film Imaging segment sales totaled $1.931 billion, up 7%. Earnings from operations for the segment were $16 million on a GAAP and an operational basis, compared with a loss on an operational basis of $25 million a year ago. On a GAAP basis, the loss in the year-ago period was $46 million. Highlights for the quarter included a 98% increase in consumer digital capture sales, which includes the KODAK EASYSHARE cameras, and a 55% increase in the sales of KODAK Picture Maker kiosks and related media. During the quarter, sales of EASYSHARE Printer Docks and related media on a full-year basis exceeded $100 million, consistent with the company's forecast. For the quarter, the company estimates that U.S. consumer film industry volume declined about 15% compared with the first quarter of 2003.

    -- Health Imaging sales were $631 million, up 15%. Earnings from operations for the segment were $93 million on a GAAP and operational basis, compared with $109 million a year ago.
        Highlights included a 24% increase in sales of digital products and services.

    -- Commercial Imaging sales were $196 million, up 5%. Earnings from operations were $31 million on a GAAP and operational basis, compared with $20 million a year ago. The segment's results reflect in part strong sales of aerial films as well as imaging services.

    -- Commercial Printing sales were $133 million, up 51%. The loss from operations was $16 million on an operational basis, compared with earnings from operations of $9 million a year ago. On a GAAP basis, the loss from operations was $25 million in the first quarter of 2004. The revenue increase largely reflects sales by Kodak Versamark, and the profit swing reflects lower earnings from graphics materials and the inventory adjustment related to the Scitex acquisition.

    -- All Other sales were $28 million, up 47% from the year-ago quarter. Losses from operations totaled $28 million on a GAAP and an operational basis, compared with losses of $16 million a year ago. The All Other category includes the Display & Components operation and other miscellaneous businesses.

    Earnings Outlook:

    -- Kodak expects second-quarter operational earnings to be in the range 55 cents to 65 cents per share. For the full year, the company is raising its guidance for operational earnings to a range of $2.15 to $2.45 per share, compared with the previous guidance of $2.05 to $2.35 per share, primarily reflecting the tax benefits recorded in the first quarter.

    "The results of the first quarter reinforce our confidence that we will demonstrate continued earnings and revenue growth in the quarters ahead, consistent with our strategy," Carp said. "We will build on our momentum in the marketplace by introducing exciting new products in the weeks ahead, supported by a cost structure that will allow us to become even more competitive in all the markets we serve."
    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of operational items included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.

    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, cash generation, tax rate, and debt are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including:

    -- The successful implementation of our recently announced digitally-oriented growth strategy;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED), and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions;

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- General economic, business, geopolitical and public health conditions; and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)

                                  Three Months Ended
                                       March 31
                                  ------------------
                                    2004       2003

Net sales                          $2,919     $2,640
Cost of goods sold                  2,107      1,839
                                   ------     ------
   Gross profit                       812        801

Selling, general and
 administrative expenses              552        558
Research and development costs        197        193
Restructuring costs and other          50         32
                                   ------     ------
Earnings from continuing
 operations before interest,
 other charges, net, and
 income taxes                          13         18

Interest expense                       44         37
Other charges, net                      1         21
                                   ------     ------
Loss from continuing
 operations before income taxes       (32)       (40)
Benefit for income taxes              (48)       (29)
                                   ------     ------
Earnings (loss) from continuing
 operations                            16        (11)

Earnings from discontinued
 operations, net of income tax
 provision (benefit) for the three
 months ended March 31, 2004 and
 2003 of $8 and $(10),
 respectively                          12         23
                                   ------     ------
NET EARNINGS                       $   28     $   12
                                   ======     ======

Basic and diluted net earnings
 (loss) per share:
  Continuing operations            $  .06     $ (.04)
  Discontinued operations             .04        .08
                                   ------     ------
  Total                            $  .10     $  .04
                                   ======     ======


Number of common shares used in
 basic earnings (loss) per share    286.6      286.3
Incremental shares from
 assumed conversion of options        0.4        0.3
                                   ------     ------
Number of common shares used in
 diluted earnings (loss) per share  287.0      286.6
                                   ======     ======


SUPPLEMENTAL INFORMATION - UNAUDITED
(in millions)
                                   Three Months Ended
                                        March 31
                                   ------------------
                                     2004       2003

Provision for depreciation         $  214     $  200
After-tax exchange losses
  and effect of translation
  of net monetary items                (2)         -
Capital expenditures                   91        109

----------------------------------------------------------------------

Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                           Three Months Ended
                                March 31
                          ---------------------
                           2004    2003  Change

Digital & Film Imaging
 Systems
  Inside the U.S.         $  720  $  687   + 5
  Outside the U.S.         1,211   1,111   + 9
                          ------  ------   ---
Total Digital & Film
  Imaging Systems          1,931   1,798   + 7
                          ------  ------   ---

Health Imaging
  Inside the U.S.            258     238   + 8
  Outside the U.S.           373     311   +20
                          ------  ------   ---
Total Health Imaging         631     549   +15
                          ------  ------   ---

Commercial Imaging
  Inside the U.S.             79      77   + 3
  Outside the U.S.           117     109   + 7
                          ------  ------   ---
Total Commercial Imaging     196     186   + 5
                          ------  ------   ---

Commercial Printing
  Inside the U.S.             55      37   +49
  Outside the U.S.            78      51   +53
                          ------  ------   ---
Total Commercial Printing    133      88   +51
                          ------  ------   ---

All Other
  Inside the U.S.             13      11   +18
  Outside the U.S.            15       8   +88
                          ------  ------   ---
Total All Other               28      19   +47
                          ------  ------   ---
    Consolidated total    $2,919  $2,640   +11%
                          ======  ======   ===

--------------------------------------------------------------------

Earnings (Loss) from Continuing Operations Before Interest, Other
Charges, Net, and Income Taxes by Reportable Segment and All Other -
Unaudited
(in millions)

                           Three Months Ended
                                March 31
                          ---------------------
                           2004    2003   Change

Digital & Film Imaging $    16  $  (46)  +135%
 Systems
    Percent of Sales       0.8%   (2.6%)

Health Imaging         $    93  $  109   - 15%
    Percent of Sales      14.7%   19.9%

Commercial Imaging     $    31  $   20   + 55%
    Percent of Sales      15.8%   10.8%

Commercial Printing    $   (25) $    9   -378%
    Percent of Sales     (18.8%)  10.2%

All Other              $   (28) $  (16)  - 75%
    Percent of Sales    (100.0%) (84.2%)
                       -------  ------   ----
Total of segments      $    87  $   76   + 14%
                           3.0%    2.9%

Restructuring costs
 and other                 (74)    (46)
GE settlement                -     (12)
                       -------  ------   ----
    Consolidated total $    13  $   18   - 28%
                       =======  ======   ====

--------------------------------------------------------------------


Earnings (Loss) From Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                           Three Months Ended
                                March 31
                          ---------------------
                           2004    2003  Change

Digital & Film Imaging
 Systems                $   15  $  (35)  +143%
    Percent of Sales       0.8%   (1.9%)

Health Imaging          $   78  $   80   -  3%
    Percent of Sales      12.4%   14.6%

Commercial Imaging      $   25  $   14   + 79%
    Percent of Sales      12.8%    7.5%

Commercial Printing     $  (22) $   (5)  -340%
    Percent of Sales     (16.5%)  (5.7%)

All Other               $  (25) $  (14)  - 79%
    Percent of Sales     (89.3%) (73.7%)
                        ------  ------   ----
Total of segments       $   71  $   40   + 78%
                           2.4%    1.5%


Restructuring costs
 and other                 (74)    (46)
GE settlement                -     (12)
Interest expense           (44)    (37)
Other corporate items        2       3
Tax benefit - donation
 of patents                  -       8
Income tax effects on
 above items and taxes
 not allocated to
 segments                   61      33
                        ------    ----   ----
    Consolidated total  $   16    $(11)  +245%
                         ======   =====  =====
--------------------------------------------------------------------


Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)
                                           March 31,        Dec. 31,
                                             2004            2003
                                          (Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                 $   510         $ 1,250
Receivables, net                            2,259           2,328
Inventories, net                            1,207           1,073
Deferred income taxes                         624             602
Other current assets                          158             130
Assets of discontinued operations             104              72
                                          -------         -------
 Total current assets                       4,862           5,455
                                          -------         -------
Property, plant and equipment, net          4,954           5,051
Goodwill                                    1,418           1,364
Other long-term assets                      3,135           2,883
Assets of discontinued operations              64              65
                                          -------         -------
 TOTAL ASSETS                             $14,433         $14,818
                                          =======         =======
--------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
  liabilities                             $ 3,507         $ 3,614
Short-term borrowings                         710             946
Accrued income taxes                          615             654
Liabilities of discontinued operations         44              36
                                          -------         -------
 Total current liabilities                  4,876           5,250

OTHER LIABILITIES
Long-term debt, net of current portion      2,256           2,302
Postretirement liabilities                  3,378           3,344
Other long-term liabilities                   698             650
Liabilities of discontinued operations          7               8
                                          -------         -------
 Total liabilities                         11,215          11,554

SHAREHOLDERS' EQUITY
Common stock at par                           978             978
Additional paid in capital                    850             850
Retained earnings                           7,555           7,527
Accumulated other comprehensive loss         (306)           (231)
Unearned restricted stock                      (9)             (8)
                                          -------         -------
                                            9,068           9,116
Less: Treasury stock at cost                5,850           5,852
                                          -------         -------
 Total shareholders' equity                 3,218           3,264
                                          -------         -------
 TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                   $14,433         $14,818
                                          =======         =======
--------------------------------------------------------------------

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
                                                 Three Months Ended
                                                      March 31
                                                 ------------------
                                                     2004    2003
Cash flows relating to operating activities:
Net earnings                                       $   28  $   12
Adjustments to reconcile to net cash
provided by operating activities:
  Gain from discontinued operations                   (12)    (23)
  Equity in losses from unconsolidated affiliates       6      23
  Depreciation                                        214     200
  Purchased research and development                    9      21
  Restructuring costs, asset impairments and
   other non-cash charges                              24       -
  (Benefit) provision for deferred taxes              (36)      5
  Decrease in receivables                             111     159
  Increase in inventories                             (95)   (122)
  Decrease in liabilities excluding borrowings       (268)   (210)
  Other items, net                                     (8)     41
                                                   ------  ------
    Total adjustments                                 (55)     94
                                                   ------  ------
    Net cash (used in) provided by
     continuing operations                            (27)    106
                                                   ------  ------
    Net cash (used in) provided by
     discontinued operations                           (4)     21
                                                   ------  ------
    Net cash (used in) provided by operating
     Activities                                       (31)    127
                                                   ------  ------
Cash flows relating to investing activities:
  Additions to properties                             (91)   (109)
  Acquisitions, net of cash acquired                 (305)    (84)
  Investments in unconsolidated affiliates            (22)    (20)
  Marketable securities - purchases                   (34)    (19)
  Marketable securities - sales                        26      17
                                                   ------  ------
    Net cash used in investing activities by
     continuing operations                           (426)   (215)
                                                   ------  ------
    Net cash used in investing activities by
     discontinued operations                            -      (2)
                                                   ------  ------
    Net cash used in investing activities            (426)   (217)
                                                   ------  ------
Cash flows relating to financing activities:
  Net (decrease) increase in borrowings
   with original maturity of 90 days or less         (177)    264
  Proceeds from other borrowings                       60     202
  Repayment of other borrowings                      (165)   (365)
  Exercise of employee stock options                    -      12
                                                   ------  ------
    Net cash (used in) provided by financing
     activities                                      (282)    113
                                                   ------  ------
Effect of exchange rate changes on cash                (1)      5
                                                   ------  ------

Net (decrease) increase in cash and cash
  equivalents                                        (740)     28
Cash and cash equivalents, beginning of year        1,250     569
                                                   ------  ------
Cash and cash equivalents, end of quarter          $  510  $  597
                                                   ======  ======